Exhibit 99.2

141223249691

IMPAC Mortgage Holdings, Inc. Annual Shareholder Meeting

July 19, 2016

C:  Justin Moisio; IMPAC Mortgage Holdings, Inc.; VP of IR

C:  Joe Tomkinson; IMPAC Mortgage Holdings, Inc.; Chairman, CEO

C:  Ron Morrison; IMPAC Mortgage Holdings, Inc.; General Counsel

+++ presentation

Justin Moisio^  If everyone could please be seated.  Good morning, everyone, and thank you for joining IMPAC Mortgage Holdings’ 2016 annual stockholders meeting.

During this presentation, we will make projections or other forward-looking statements in regards to, but not limited to, GAAP and taxable earnings, cash flows, interest rate risk and market risk exposure, mortgage production and general market conditions.  We’d like to refer you to the business risk factors in our most recently filed Form 10-K under the Securities and Exchange Act of 1934, and these documents contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements.  This presentation, including outlook and any guidance, is effective as of the date given and we expressly disclaim any duty to update the information herein.

I’d like to get started by introducing Joe Tomkinson, Chairman and CEO of IMPAC Mortgage Holdings.

Joe Tomkinson^  First time I’ve ever had an applause.  But I want to welcome everyone to our annual shareholders meeting.  This will be as brief as I can make it, but before we get started, I want to just – our Board of Directors is here; Bill Ashmore, our President and Chief Operating Officer, Katherine Blair from our outside securities, from Manatte and whatever the name – whatever that name is.  Why do attorneys always have 35 names behind them?  Ron Morrison, our General Counsel, and Squar Milner, whose represented here as well.

At this time, I’ll ask Ron Morrison, who has been appointed as the Inspector of Elections, and he’ll give the results of our election.

Ron Morrison^  Thank you, Joe.  So before I give the results, I would like to ask if there’s anybody present who hasn’t voted or who voted by proxy and wants to withdraw their proxy election and vote at this time and I could include those votes within the tally that I have.  So there be no one present with that intention, I can announce the results of the election.

The first matter is the election of the Board of Directors.  I can announce that the board of Mr. Tomkinson, Mr. Ashmore, Mr. Walsh, Mr. Filipps, Mr. Peers and Mr. Abrams were all reelected for another term to the Board of Directors.

The second matter that came up for election was to consider and approve an amendment to the 2010 Omnibus Incentive Plan to increase the number of shares of common stock subject to the plan, and that was approved.

And the next matter was to approve the Performance Goals under the 2010 Omnibus Incentive Plan for purposes of our 162M of the Internal Revenue Code, and that matter was approved.

The next matter was to ratify an amendment to the Tax Benefit Preservation Right Agreement to extend the term for an additional three years, and that was also approved.  And the next matter was to approve the incentive compensation arrangements for Mr. Tomkinson and Mr. Ashmore for purposes of Section 162M of the Internal Revenue Code.  That was also approved.

And then to approve on an advisory basis only the compensation of our named executive officers, that matter was also approved.  And finally, to ratify the appointment of Squar Milner as our independent public accounting firm for the Company for the year ending December 31, 2016, and that was also approved.

Thank you.

Joe Tomkinson^  All right.  Let’s see we’ve got -- I guess I’ll just move right into the presentation.  It’s going to be, as I said, brief.  Let me get my – I have a script just like Utah last night.  I have a script here.  And I hate scripts, but let’s talk about 2015.

In the first quarter of last year, 2015, as you all know, we completed the acquisition of the CashCall mortgage operations.  And during 2015, our total originations increased to $9.3 billion.  This was roughly a $5.5 billion pickup from the previous year.  And as a result of the acquisition, we had very strong performance across all of our mortgage lending platforms, and the impact generated an operating income of $33.5 million for all of 2015.

The operational success of the Company achieved in 2015 was also translated into strong performance for IMH stock in our stock appreciation.  The book value on a per share basis increased from $2.60 to $11.09, and the share price increased from $6.20 to $18 with a market capitalization increasing to $185.9 million.  So the Company obviously was very pleased with the 2015 operational results, which translated into increased shareholder value.

Just very briefly, we have prepared some slides for the actual mortgage operations and the lending operations.  And so I’ll go back, in 2013, in 2014, by way of comparisons.  Originations remained relatively flat; $2.5 billion and $2.8 billion, respectively.  In 2015 and as a result of the acquisition of CashCall, these originations increased to $9.3 billion, which translated to a little over 300% increase compared to 2014.  And again, that was a direct result of the acquisition of the operations of CashCall.

And for the first half of 2016, by way of comparison, total origination so far were $5.6 billion, and if this run rate continues we’re going to look at the originations of somewhere around $11 billion, which is again another 20% increase over the previous 2015 originations.

Now as illustrated by the channel chart, our channel mortgage operations and productions have adjusted dramatically since the CashCall mortgage acquisition.  In 2013, the Company experienced fairly even levels of production across all three origination channels, while in 2014 and a result of the sale of our costly brick and mortar retail operations and branches, our production was predominantly generated from our wholesale channels and our correspondent lending channels.

In 2015, as a result of the CashCall acquisition, our retail production increased somewhere around 60% of total origination volumes.  Also, we enjoyed an increase in both our wholesale in our correspondent productions.  CashCall’s mortgage centralized retail call center is one of the most efficient origination platforms and therefore in a low interest rate environment, like we are currently experiencing, this channel has the ability to secure significant market share of refinance production by competing on both price and speed.

And I was hoping to have a comparison with other companies as done by an outside firm called Strathmore, but it wasn’t prepared in time.  We’ll have it for the conference call, the earnings call in a couple of weeks.  But from what I understand, I think we are one of the most efficient, if not the most efficient originators of this type of product in the country.

Our servicing portfolio has increased in – over the last two years from 2014 to 2015.  Despite the fact that we were selling servicing, the portfolio still increased 58% to $3.6 billion.  And our strategy on the servicing has been to sell as much servicing as we possibly can.  And the reason for that is it generates the capital we need to continue to grow our market share.

We also felt in a declining interest rate market and because of the fair market value rules that it was a better thing to get the cash in the hand and not suffer the consequences of fair market valuations.  And looking back, it’s been a very good move on our part.  With the declining interest rates we are seeing our peer companies devalue their portfolios because of the runoff being deteriorated significantly.

Even though we sold somewhere around $9 billion in servicing last year, in 2015, our portfolio is still growing to almost $7 billion year-to-date.  That’s not exactly where we want to be, but we also didn’t want to suffer the losses that would have been generated because of the fair market valuations.

So we have experienced some very good growth.  The other thing that I want to point out to everyone on the servicing portfolio is it is becoming a very major source not only of our income, but also of the CashCall mortgage originations because our recapture rate is one of the highest in the nation.  We are recapturing the runoff at somewhere around 84% to 85%, Bill, run off which is unheard of.  So we’re extremely pleased with that.

So our servicing portfolio is not as – is not as subject to runoff as many of our competitors.  I wouldn’t like to have a large portfolio in this market right now because of the losses that would be generated by it.

So we’re extremely pleased of where we positioned ourselves not only with the portfolio but also with the cash that we’ve been able to generate from the portfolio.  During the first half of 2016, we experienced monthly retention of somewhere around 84%.  As I mentioned earlier, this is astounding retention rate and we believe can be sustained in our mortgage servicing portfolio.

Going forward, we will selectively sell certain portions of those servicing as we manage the cash and the cash that’s generated from the servicing.

As a brief operational overview, while the Company has experienced a small operational loss in 2013, as you know, in 2014, we had some significant losses, and this is mainly due to the unloading of the brick and mortar in the retail operations that was rediscovered was extremely costly.

And so we were able to, in 2014, divest ourselves of that and of course, the acquisition of the CashCall mortgage operations accelerated the production in 2015.  Operating income excluding changes in contingent consideration was $7 million in the first quarter of this year.  We expect for the second quarter to more than double the first quarter’s operating income and so we think we’re going to have a very good first half of the year.

I’m going to talk a little bit about the capital transactions.  In May of 2015, the Company, as you know, issued $25 million in convertible notes and in June 2015, the Company entered into a $30 million credit facility with the Macquarie Group which we just extended out to June of 2017, the original due date was December of 2016.

These capital raises were necessary due to their increased volumes, as I pointed out earlier, and the contingent consideration payments that are associated with the CashCall operations.  In December of 2015, the Company entered into an equity distribution agreement to sell common stock through an at-the-market transaction or commonly referred to as an ATM.  We set up this ATM to see not only how the market responded to it, but also it was an opportunity to raise capital as we needed in a way that mitigates the downward pressure on the stock price while adding capital in a manner that is not -- or in a manner that’s very accretive to the shareholders.

In the first quarter of this year, we began to issue those shares through the ATM primarily to ensure that the process would work smoothly.  In the future, we will utilize the ATM to support selective retention of MSRs, mortgage servicing rights, and to improve our cost of funds as well as support any acquisition opportunities that may present themselves.

In January of 2016, the Company decided to exercise its option to convert $20 million of debt that was originally issued in 2014 into common stock.  This increased our book value by $20 million and saved the Company approximately $375,000 in quarterly interest payments with an annualized savings of about $1.5 million.  The conversion of the convertible stock was consistent with our push to reduce our expenses and also improve the balance sheet to increase our book value.

2016 year to date originations by channel, and we prepared this slide, although we’ll be discussing in greater detail during our second quarter earnings conference call, we want to provide a little update on our second quarter production.  Our total originations in the second quarter of 2016 increased to $3.2 billion and this is an increase of 38% from the first quarter of this year.

For the first half of 2016, our total originations were approximately $5.6 billion.  In the second quarter, the CashCall mortgage channel experienced an increase of approximately 34% from the first quarter and while both our businesses to business channels also saw an increase over the first quarter.

Currently, and this is a very good indication of the future of the quarter, our current pipeline has increased to $1.9 billion with a locked pipeline of $1.3 billion.  And this is compared to a locked pipeline in the first quarter of just $790 million.  So we’re thinking the third quarter is going to be another very good quarter for our originations.

We also this year initiated the first analyst coverage that we’ve had in I think eight years, it’s been eight years?  And that’s JMP.  We’re currently working with Nomura to initiate coverage.  Where is Justin?

Okay, strike that.  We are currently working with other institutions like Nomura and we are increasing – I hate these scripts, yeah – and other such well respected research firms such as JMP Securities.  And this serves as another indication of the Company’s growth since we survived the meltdown that started in 2007.

Mortgage lending growth in 2015 IMPAC was the top – in the top 20 nationwide originators in the country.  And we also are working on additional technology in furthering our automated systems, such as our IDASL system, in which will increase our efficiencies and better enhance the overall lending experience for our customers.

Leveraging servicing recapture capabilities for the second quarter, similar to the first quarter; our MSR retention percentages continue to be over 84%.  We believe that we can use this strong retention execution to allow the Company to negotiate better terms in pricing when we selectively sell these servicing rights in the future and as we manage our cash positions.

As previously mentioned, the ATM provides the Company the opportunity to raise capital very selectively and in a way which mitigates the downward pressure on the stock price, while adding capital in an accretive manner to our existing shareholders.  This offers the Company the flexibility to adjust its strategies with the rapid changes that take place in our market.

This concludes my prepared remarks.  And now I’ll go ahead and I’ll open it up for any questions.  Do we have questions off of the system?  It’s only here?  All right, well hopefully we’ll have a couple of questions.  Todd, not one question?  Okay good.  Anybody else?

+++ q-and-a

Joe Tomkinson^  All right.  So the question was, what is our outlook for the market as to with the low interest rates – with the low interest rates and where we see it, I’m assuming for the next quarter.

I don’t see much of a change, you know.  If you would ask me a month and a half ago, I was certain that we were going to see a quarter percent interest rate hike in June.  But with everything that’s gone on globally and with the state of the current economy that didn’t – that didn’t transpire.

And quite frankly, I don’t see it right now based upon the information I am getting, I don’t see any interest rates in the very near future, at least in this quarter.  The production volume that we see right now I think will continue for the third quarter, and that’s based upon our pipeline.

Our pipeline is always an indication of what we’re going to do in the next 30 to 60 days.  The pipeline is – that we measure is – there’re two pipelines; there’s the overall pipeline of all the loans that’s submitted and the locked pipeline.  The locked pipeline is roughly $400 million more than it was previously this time maybe 45 days ago.  So for the immediate, I think we’re going to see a pretty good third quarter.

Longer than that, you know, in this business I’ve always said I just can’t look out that far.  If we have a change in the politics, then you’re going to see a much, I think, friendlier environment.  Right now, company-wide, just as an example of what companies and companies like us go through, whereas maybe eight years ago, four years ago, we had how many in compliance, two people, four people?

Well, we can’t say that, all right.  So we had – okay, maybe four people, and now company-wide spread out throughout all the areas of the Company that are compliant or compliant associate, we have almost 30.  And those are non-revenue producing individuals.  They add nothing other than heartburn for me.  And so I guess Tums and the pharmaceutical companies are profiting.

So now, the flipside to that is, well, the barriers to entry in this business are very, very significant.  It wasn’t but five years ago was $250,000 net worth, now it’s $2.5 million.  You have to have policies and procedures that are just, you know, they’re astounding as to what you have to put in place.

So the competition – hold on a second – the competition is not as, I won’t say – there’s not as many people entering into the business.  They just can’t get in the business.  So that’s good for our wholesale business because there’re more and more brokers.

The other thing that I didn’t mention and it’s in here in the script somewhere and I’m glad that you asked the question is our pipeline on our AltQM that we’ve talked about now for two years is $109 million, and that’s about an all-time high.  And we have been selling to other investors, whereas before, that product was only been able to sell to one investor.  So that bodes very well for us.

We’ve been able to expand the guidelines and the fear of originating those types of loans because the CFPB has come out and said, we want you to make commonsense loans.  And if you think about it, the banks – there’s only one type of loan they are making, it’s either Fannie or Freddie or very specific for their own portfolio.  So I think as if and when interest rates do begin to rise, we will see the benefits of our last two years of trying to create this product.

So I don’t know.  Bill, do you have anything you want to add to that?  Okay.  Bill doesn’t like to get up here.  So I hope that answers the question.

Unidentified Audience Member^  (Inaudible – microphone inaccessible).

Joe Tomkinson^  Well, I would say on a percentage basis I don’t have those numbers right here in front of me, but you were seeing it straight across the board.  California just happens to be the biggest market in the nation.  So, if you’re not doing 40%, 50% of the business, then you’re not doing any business.

I would like to see us continue to grow the business outside of California.  And in our wholesale channels, we’re making pretty good strides at that.  But you got to remember there’s always a fine balancing act.  If I wanted to sacrifice income and invest more in expansion, I could do that.  But then again, I wouldn’t have – I would have more expenses and less net income.  So you sort of have to always balance your growth and how you do it.

Kim?

Unidentified Audience Member^  (Inaudible – microphone inaccessible) how many shares and average price, is that public that you’ve hit the ATM for?

Joe Tomkinson^  Yeah, I think it is.  Well here, why don’t you take the microphone and answer that, Justin?

Justin Moisio^  Yes, Kim, in the second quarter that will be released in our earnings release.  That’s not public at this time, but those first quarter numbers were public.

Joe Tomkinson^  Well, what are they?  That’s what he’s asking.

Justin Moisio^  A little over $2 million at about 150,000 shares.

Joe Tomkinson^  Okay, okay.  So 150,000 shares, $2 million in proceeds.  Why isn’t it public?

Justin Moisio^  We haven’t issued our second quarter earnings release.

Joe Tomkinson^  Well, yeah, but this is a public forum, why can’t you just state it.

Justin Moisio^  Our second quarter earnings release has not been issued at this time.  It will be contained in that.

Joe Tomkinson^  Isn’t this a public – so I can say whatever I want, right?  Katherine, I’m just going to keep asking you guys so I get the answer I want.

Justin Moisio^  Do we have any other questions from the audience for that?

Joe Tomkinson^  All right, okay.

Justin Moisio^  We have one more question.

Unidentified Audience Member^  Thank you.  Sir, I have two questions.  One is how does the IMPAC deal with the potential threats from companies like Rocket Mortgage and GRA, [badder.com] that are doing now more and more digital mortgages?

Number two, what are IMPAC’s strategies in offering – product offerings?

Joe Tomkinson^  Hey, have you called Rocket Mortgage?

Unidentified Audience Member^  I did.

Joe Tomkinson^  Did you?

Unidentified Audience Member^  I used their service, and it wasn’t like they advertised.

Joe Tomkinson^  No, it wasn’t, was it?  You ended up talking to a loan officer, right?

Unidentified Audience Member^  Correct.

Joe Tomkinson^  Okay.  So that – you just answered your own question, if you take a look at our cost and you compare it to Rocket Mortgage, our costs are more – are more efficient, all right?  Now, having said that, what I believe is we have to move in that direction and we have to become more – what’s the term everyone who wants to use Syntac – and we are doing that.

I don’t know if you noticed or not, but in 2000, I think we were one of the very few, if not one of the only companies that came out with an automated underwriting system.  An underwriting system for non-agency product.  But that underwriting system was so successful that we’ve licensed it to 36 of our competitors.

So we have been, in the back room, we have been rebuilding that system.  We’re very, very, very much aware of the fact that we have to move more and more towards technology.  I will never get a loan over the internet.  My son will get the loan over the internet because he speaks internet.  So we have to move in that direction, and that’s precisely what we’re doing.  And we do a very, very poor job in advertising the strides that we are making.  But I agree with you 100%.

However, as you just attested, you ended up talking to a loan officer and the reason for that is no one has put you – I know where the technology is, but no one has put it all together in one easy format.

So I hope that answers your question.  All right.

If there are no other questions, that concludes our 2016 shareholder meeting and that’s it.  Thank you.